Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

PSS World Medical, Inc.:

We consent to the incorporation by reference in the Registration Statement File Nos. 33-80657, 33-90464, 333-15043, 333-64185, 33-85004, 33-97756, 33-99046, 33-97754, 333-30427, 333-50526, 333-58272 and 333-104262 on Form S-8 of PSS World Medical, Inc. of our reports dated May 23, 2006, with respect to the consolidated balance sheets of PSS World Medical, Inc. as of March 31, 2006, and April 1, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appear in the March 31, 2006 annual report on Form 10-K of PSS World Medical, Inc.

Our report dated May 23, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph that states that PSS World Medical, Inc. acquired Southern Anesthesia & Surgical, Inc. during fiscal year 2006. Management excluded from its assessment of the effectiveness of PSS World Medical, Inc.’s internal control over financial reporting as of March 31, 2006, Southern Anesthesia & Surgical, Inc.’s internal control over financial reporting. Our audit of internal control over financial reporting of PSS World Medical, Inc. also excluded an evaluation of the internal control over financial reporting of Southern Anesthesia & Surgical, Inc.

KPMG LLP

May 23, 2006

Jacksonville, Florida

Certified Public Accountants